                                                                 EXHIBIT 12.14

SUPPLEMENTAL SCHEDULE - CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES MEADOW WOOD VILLAGE APTS., LTD., LP
RATIO OF EARNINGS TO FIXED CHARGES:

                                                                                                               6 Months   6 Months
                                                                                                                Ended      Ended
                                                    Year End.   Year End.  Year End.  Year End.    Year End.   June 30,   June 30,
                                                      1995        1996        1997      1998        1999        1999        2000
                                                 ----------------------------------------------------------------------------------
Earnings:
  Pretax income (loss)                              $   --      $  --      $  36      $ 135        $ 280       $ 182      $  99

Fixed Charges:
  Interest expense                                      --         --        731        715          672         328        386
  Interest factor of rental expense                     --         --         --         --           --          --         --
                                                 ----------------------------------------------------------------------------------
             Total fixed charges                        --         --        731        715          672         328        386
                                                 ----------------------------------------------------------------------------------
             Total earnings                             --         --        767        850          952         510        485

             Total fixed charges                        --         --        731        715          672         328        386
                                                 ----------------------------------------------------------------------------------
Ratio of earnings to fixed charges                      --         --       1.05       1.19         1.42        1.55       1.26
                                                 ----------------------------------------------------------------------------------
  Deficiency to cover fixed charges                     --         --         --         --           --          --         --
                                                 ----------------------------------------------------------------------------------
COMPUTATION OF INTEREST FACTOR OF RENTAL
EXPENSE:
             Operating rental expense                   --         --         --         --           --          --         --
             Interest factor                            33%        33%        33%        33%          33%         33%        33%
                                                 ----------------------------------------------------------------------------------
                            Total                       --         --         --         --           --          --         --
                                                 ==================================================================================